Exhibit 28.1


                                                     FOR IMMEDIATE RELEASE
                                                     MARCH 8, 2002
                                                     FOR ADDITIONAL INFORMATION
                                                     CONTACT: Stephen E. Zahn
                                                              President, CEO
                                                              (260) 356-3311



                         NORTHEAST INDIANA BANCORP, INC.
                              ANNOUNCES COMPLETION
                           of stock repurchase program

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation completed the stock repurchase program opened in September 2001. NEIB repurchased 80,677 shares at an average price of $13.55. NEIB now has approximately 1,533,000 shares outstanding.

First Federal Savings Bank serves primarily Huntington County, Indiana through its three full service offices located in Huntington, Indiana.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana 46750 and the Company is traded on the Nasdaq National Market under the symbol "NEIB".